Exhibit 10.5

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into and effective as of July 14, 2026 (the “Effective Date”), by Accel Entertainment, Inc., a Delaware corporation (the “Company”), Stan Guidroz (“Executive”), and with respect to Section 7.9(a), Toucan Gaming, LLC, a Delaware limited liability company (“Toucan”), and amends and restates that certain Executive Employment Agreement entered into as of November 1, 2024, by and between Toucan and Executive (the “Prior Agreement”).

WHEREAS, Pursuant to that certain Asset Purchase Agreement, dated as of April 11, 2023 (the “APA”), the Company acquired substantially all of the assets of Toucan Device Owner, LLC (f/k/a Toucan Gaming, LLC), a Louisiana limited liability company. All capitalized terms used in this Agreement without definition have the meanings given to them in the APA;

WHEREAS, Executive’s employment under the Prior Agreement commenced as of November 1, 2024 (the “Prior Agreement Effective Date”), and Executive has served as Chief Executive Officer of Toucan and in related leadership capacities for the Company and its Affiliates.

WHEREAS, as of the Effective Date, Executive will transition from Executive’s current role as Chief Executive Officer of Toucan and will no longer serve in that capacity, and the Company desires to employ Executive as the Company’s Chief Operating Officer, and Executive desires to be employed by the Company in such new role, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1     “Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

1.2    “Board” means the Board of Directors of the Company.

1.3     “Cause” means: (a) Executive’s material breach of this Agreement or any other written agreement between Executive and the Company or an Affiliate or Executive’s breach of any policy or code of conduct established by the Company or an Affiliate and applicable to Executive; (b) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of Executive; (c) commission by Executive of, or conviction or indictment of Executive for, or plea of guilty or nolo contendere by Executive to, any felony (or state law equivalent) or any crime involving moral turpitude; (d) commission of any action that could cause Executive, the Company or any of its Affiliates to be in violation of the Illinois Video Gaming Act, any gaming statute, regulation or rule under which the Company or any of its Affiliates operates, or rules established by the Illinois Gaming Board or any other applicable governmental or gaming regulatory authority, or that could cause the revocation or loss of any other material gaming license in any State in which the Company or any of its Affiliates operates or plans to operate; or (e) Executive’s willful failure or refusal, other than due to Disability, to perform Executive’s obligations pursuant to this Agreement or any other written agreement with the Company or an Affiliate, as applicable, or to follow any lawful directive from the Company or any Affiliate, as determined by the Company; provided, however, that if Executive’s actions or omissions as set forth in clause (e) are of such a nature that the Company reasonably determines they are curable by Executive, such actions or omissions must remain uncured 30 days after the Company has provided Executive written notice of the obligation to cure such actions or omissions.

1.4     “Change in Control” means a “Change in Control” as such term is defined in the Company’s Long Term Incentive Plan, as may be amended from time to time (the “LTIP”); provided that the transaction (including any series of transactions) also qualifies as a change in control under U.S. Treasury Regulation 1.409A-3(i)(5).

1.5    “Change in Control Covered Termination” means a Covered Termination that occurs within the Change in Control Period.

1.6    “Change in Control Period” means the period (a) commencing on the date of the consummation of a Change in Control (the “Closing”) and (b) ending on the one-year anniversary of such Closing.

1.7    “COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

1.8    “Code” means the Internal Revenue Code of 1986, as amended.

1.9    “Covered Termination” means (a) the termination of Executive’s employment by the Company without Cause, or (b) Executive’s termination of employment with the Company for Good Reason. A Covered Termination will not include a termination of Executive’s employment by reason of Executive’s death or Disability, the termination of Executive’s employment for Cause or Executive’s termination of his employment without Good Reason. A termination of Executive’s employment upon the expiration of the term of this Agreement following the Company providing advance written notice to not renew the term of this Agreement in accordance with Section 2.3 shall be deemed to be a Covered Termination; provided that there does not exist grounds to terminate Executive’s employment for Cause at the time of such employment termination.

1.10    “Disability” means a physical or mental sickness or any injury which renders Executive incapable of performing the services required of him as an Executive of the Company and which has continued or is expected to continue for more than six months during any 12-month period. In the event Executive shall be able to perform his usual and customary duties on behalf of the Company following a period of disability, and does so perform such duties or such other duties as are prescribed by the Board for a period of three continuous months, any subsequent period of disability shall be regarded as a new period of disability for purposes of this Agreement. The Company and Executive shall determine the existence of a Disability and the date upon which it occurred. In the event of a dispute regarding whether or when a Disability occurred, the matter shall be referred to a medical doctor selected by the Company and Executive. In the event of their failure to agree upon such a medical doctor, the Company and Executive shall each select a medical doctor who together shall select a third medical doctor who shall make the determination. Such determination shall be conclusive and binding upon the parties hereto.

1.11    “Good Reason” means Executive’s resignation within 90 days after any of the following events, unless Executive consents in writing to the applicable event: (a) a material decrease in Executive’s base salary, other than a reduction in annual base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company; (b) a material decrease in (i) Executive’s then-current title or position, or (ii) authority or areas of responsibility as are commensurate with Executive’s then-current title or position; (c) a relocation of Executive’s principal work location to a location more than 50 miles from Executive’s then-current principal location of employment; or

(d) a material breach by the Company or any Affiliate of this Agreement or any material agreement between Executive and the Company or any Affiliate. Notwithstanding the foregoing, any assertion by Executive of a termination for Good Reason will not be effective unless and until Executive has: (A) provided the Company or any Affiliate, within 60 days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such Good Reason event; and (B) provided the Company or any Affiliate with an opportunity to cure the same within 30 days after the receipt of such notice.

1.12    “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

ARTICLE II
EMPLOYMENT BY THE COMPANY

2.1    Position and Duties. Subject Subject to the terms set forth herein, as of the Effective Date, Executive will be employed as the Company’s Chief Operating Officer and will report to the Company’s Chief Executive Officer. Executive’s principal work location will be the Company’s Burr Ridge, Illinois office. The parties hereto acknowledge that Executive’s role as Chief Operating Officer is an enterprise-wide leadership role that requires regular in-person engagement with the Company’s executive leadership team, operational leaders, and market teams. Accordingly, Executive will maintain a regular business presence at the Burr Ridge, Illinois office and will travel to the Company’s markets as the Company deems necessary to perform Executive’s duties, support the Company’s operations, and satisfy the business expectations established from time to time by the Company’s Chief Executive Officer, in each case consistent with applicable Company policies. Executive will perform such services as are consistent with such position and such other duties as reasonably are assigned to Executive by the Company’s Chief Executive Officer, including, without limitation, oversight of the Company’s operations across all markets, support of market strategy and execution, and such other operational, strategic and leadership responsibilities as are consistent with Executive’s position. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company.

2.2    Employment Policies. Executive’s employment relationship with the Company will also be governed by the general employment policies and practices of the Company and its Affiliates, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement will control.

2.3    Term. The term of Executive’s employment hereunder shall end on the fourth anniversary of the Prior Agreement Effective Date; provided that (i) such term shall automatically renew for successive one-year periods on the fourth anniversary of the Prior Agreement Effective Date and on the last day of each successive one-year period unless either party provides advance written notice of non-renewal to the other party no less than 90 days prior to the commencement of a succeeding one-year period, in which case such term shall terminate on the day immediately prior to the commencement of such successive one-year period, and (ii) such term shall earlier terminate upon a termination of Executive’s employment as set forth in Section 4.1. Executive acknowledges and agrees that there is no assurance that this Agreement will be renewed or extended as described in the immediately preceding sentence, and neither Executive nor the Company has any obligation to renew or extend this Agreement or any right to require any such renewal or extension, and, subject to Section 1.9, a failure to renew or extend this Agreement shall not entitle Executive or the Company to any additional compensation, and shall not be deemed a basis for a Covered Termination.

2.4    Licensing and Conditions. Executive’s continued employment in the position described herein is subject to verification of a background investigation and credit check to the extent required by the Company, execution of the Company’s standard employment policies, and satisfactory completion and maintenance of all licensing requirements as defined and regulated by the Illinois Gaming Board and other applicable government agencies.

ARTICLE III
COMPENSATION

3.1    Base Salary. Executive will receive for services to be rendered hereunder an annual base salary of $500,000 effective as of the Effective Date, payable in accordance with the Company’s standard payroll practices. Executive’s base salary will be subject to review from time to time in the sole discretion of the Board or the compensation committee thereof (the “Compensation Committee”).

3.2    Annual Bonus. Executive will be eligible to receive an annual performance bonus with a target amount of 65% of the Executive’s base salary (the “Annual Bonus”). The Annual Bonus for calendar year 2026 will be prorated to reflect the increase to Executive’s target amount to 65% from 50% under the Prior Agreement effective as of the Effective Date. Annual Bonus payments will be determined at the discretion of the Board or the Compensation Committee and will be subject to the achievement of any applicable Company and individual performance milestones or other terms and conditions determined by the Board or the Compensation Committee. The Annual Bonus, if any, will be payable as soon as practicable following, and no later than March 15 following, the end of the calendar year to which the bonus relates, subject to Executive’s continued employment through the payment date.

3.3    Long-Term Incentive Compensation. Subject to approval by the Board or the Compensation Committee, Executive will be eligible to receive a one-time promotion grant of 20,000 restricted stock units (“RSUs”) in connection with Executive’s promotion to Chief Operating Officer (the “Promotion RSU Grant”). The Promotion RSU Grant will vest ratably over three years from the grant date or such other date approved by the Board or the Compensation Committee, subject to Executive’s continued service with the Company on each applicable vesting date and the terms and conditions of the Company’s LTIP and the applicable RSU agreement governing such awards.

In addition, Executive will be eligible to receive grants of equity-based incentive compensation awards on an annual basis commencing in calendar year 2027, with a target grant date value of 115% of Executive’s annual base salary (the “Annual Grant”). The Annual Grant will be made on the Company’s typical cycle for senior executives and on the same basis as grants made to other senior executives. The Company expects that these grants will be a mix of time-based RSUs and performance-based RSUs (“PSUs”) that vest over three years, with the PSUs subject to the Company achieving its Board-approved financial targets and Executive’s continuous employment with the Company after satisfying the applicable conditions. The value of the RSUs and PSUs will be based on the closing price of the Company’s stock on the date they are approved and granted by the Compensation Committee. Such grants, if any, will be made in the sole discretion of the Board or the Compensation Committee and may be subject to revised time- and/or performance-based vesting criteria, in their sole discretion, and shall be subject to the terms and conditions of the LTIP and the applicable grant and award agreements.

3.4    Company Benefits.

(a) General Eligibility. Executive will be eligible to continue to participate in the employee benefit plans offered by the Company to its employees, such as, to the extent such plans are maintained by the Company: participation in the Company 401(k) program, Company contributions to group health insurance, Company-paid life insurance, Company-paid short-term disability insurance, and the Employee Assistance Program (EAP), as well as voluntary contributions to Company-sponsored dental, vision, supplemental life insurance, accident, critical care insurance plans, and other arrangements established by the Company (“Employee Benefit Plans”), including a Company phone and, to the extent provided under the Prior Agreement or otherwise approved by the Company, the continued use of an automobile provided by the Company, each in accordance with the terms and conditions of such plans and arrangements as in effect from time to time.

(b) Transition. For purposes of Executive’s transition from Chief Executive Officer of Toucan to Chief Operating Officer of the Company, Executive’s employment will be treated as continuous service with the Company and its Affiliates, and Executive will retain and carry over any existing, accrued, earned, or vested benefits from Executive’s current position with Toucan, including any earned and unused PTO, except to the extent prohibited by the applicable Employee Benefit Plan, insurance contract, plan administrator, or applicable law.

(c) PTO Accrual. Following the Effective Date, Executive will be eligible to accrue up to twenty-five (25) days of PTO per calendar year, at a rate of 0.9615 days per pay period, less any earned and unused PTO carried over from Executive’s prior position to the extent necessary to administer the Company’s PTO policy. PTO may be used no more than one week at a time unless otherwise approved by the Company’s Chief Executive Officer, and no more than sixty (60) hours of PTO may roll over from any calendar year to the next. Notwithstanding the foregoing, the Company shall have the right to amend or terminate any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

3.5    Expenses.

(a) Expense Reimbursement. The Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the Company’s business, including travel to the Company’s Burr Ridge, Illinois office (subject to the cap and limitations set forth in Section 3.5(b)) and its other markets, provided that the expenses are properly documented and accounted for in accordance with the Company’s policies as may be in effect from time to time. Frequent travel to all Company markets will be required. For the avoidance of doubt, Executive will not be reimbursed for costs associated with Executive’s personal aircraft except with respect to fuel and out-of-pocket operating costs associated therewith actually incurred as a result of business-related travel and otherwise approved in accordance with Company policy.

(b) Temporary Business Lodging Reimbursement Cap. For up to twelve (12) months following the Effective Date, provided Executive’s principal place of business and tax home remain outside the greater-Chicago metropolitan area, the Company will reimburse Executive under the Company’s accountable-plan procedures and applicable expense reimbursement policies for actual, reasonable, and properly substantiated temporary lodging or housing expenses incurred for business travel to the Company’s Burr Ridge, Illinois headquarters, including all business-related meals and local business travel within the greater-Chicago metropolitan area, up to $4,500 per month. This benefit is not a stipend, allowance, relocation benefit, or additional compensation. Executive must timely submit all required documentation, including receipts and the date, amount, and location, as required by Company policy. The Company may modify, suspend, discontinue, or treat any reimbursement as taxable wages if the Company determines that the expense does not qualify under Company policy, accountable-plan rules, or applicable law, or if Executive’s principal place of business or tax home changes. After the twelve-month period, Executive will be responsible for such expenses except to the extent separately approved under the Company’s generally applicable business expense reimbursement policy.

ARTICLE IV
TERMINATION

4.1    Termination of Employment. Executive’s employment with the Company hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances: (a) the Company may terminate Executive’s employment with or without Cause at any time; (b) Executive may resign for Good Reason or without Good Reason at any time; (c) Executive’s employment shall terminate automatically upon Executive’s death or, subject to a determination by the Board, upon Executive’s Disability; and (d) in the event either the Company or Executive provides timely notice of non-renewal pursuant to Section 2.3, Executive’s employment shall terminate as of the expiration of the then-current term. Any termination of Executive’s employment by the Company or by Executive under this Article IV (other than in the case of Executive’s death) shall be communicated by a written notice to the other party hereto and shall be effective on the date on which such notice is given unless otherwise indicated (and subject to the notice and cure periods required in the event of a termination for Cause or a resignation for Good Reason).

4.2    Deemed Resignation. Upon termination of Executive’s employment for any reason including Executive’s resignation for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates. Notwithstanding the foregoing, in the event that, following Executive’s termination of employment, Executive continues to provide services to the Company as a consultant or member of the Board, Executive may continue to serve in such offices and directorships as then mutually agreed upon between Executive and the Company.

4.2    Installment Payments and Put Options. In the event that this Agreement is terminated for any reason, the Installment Payments and Put Option (as defined in the APA) shall remain unaffected and shall continue to be governed by the provisions set forth in the APA or the operating agreement of Toucan as applicable, except as otherwise set forth in the last sentence of Section 5.2 (c).

ARTICLE V
SEVERANCE PAYMENTS AND BENEFITS

5.1    General. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate) shall be entitled to receive Executive’s accrued but unpaid base salary, accrued vacation pay, unreimbursed business expenses for which proper documentation is provided, in accordance with Company policy, and other vested amounts and benefits earned by (but not yet paid to) or owed to Executive under any applicable Employee Benefit Plan of the Company through and including the date of termination of Executive’s employment (the “Accrued Benefits”). For the avoidance of doubt, Executive’s accrued but unpaid base salary shall include only any base salary earned, but not yet paid through the date of termination, and not the base salary that would have otherwise been earned through the end of the then-current term had it not earlier terminated.

5.2    Covered Termination. In the event Executive experiences a Covered Termination, Executive will be entitled to receive Executive’s Accrued Benefits and, subject to the requirements of Section 5.3, will be entitled to receive the following payments and benefits:

(a)Cash Severance. Executive will be entitled to receive an amount equal to the sum of (i) one (1) times Executive’s base salary at the annual rate in effect for Executive at the time of termination, (ii) any Annual Bonus for the prior completed fiscal year, to the extent earned but not yet paid at the time of such termination, and (iii) one (1) times Executive’s target Annual Bonus for the calendar year in which the Covered Termination occurs. The amounts payable pursuant to this Section 5.2(a) shall be paid over a 12-month period in substantially equal installments in accordance with the Company’s normal payroll policies, less applicable withholdings, with such installments to commence in the first payroll period immediately following the 60th day after the date of such Covered Termination, provided that the Release (as defined below) has become effective and non-revocable, inclusive of a catch-up payment covering the amount that would have otherwise been paid during the period between Executive’s separation date and the first payment date but for the application of this provision.

(b)Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company will, at its election, either directly pay or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earliest to occur of (i) the 12-month anniversary of the Covered Termination and (ii) the first date on which Executive and Executive’s covered dependents become eligible for substantially comparable healthcare coverage under another employer’s plans; provided that as soon as administratively practicable following the 60th day after the date of such Covered Termination, provided that the Release has become effective and non-revocable, the Company will pay to Executive a cash lump-sum payment equal to the monthly premiums that would have been paid on behalf of Executive had such payments commenced on the date of the Covered Termination. Notwithstanding the foregoing, the Company may elect at any time that, in lieu of directly paying or reimbursing such premiums, the Company will instead provide Executive with a monthly or lump sum cash payment equal to the amount the Company would have otherwise paid pursuant to this Section 5.2(b), less applicable tax withholdings.

(c)Cash Severance in a Change in Control Covered Termination. For the avoidance of doubt, the payments described in Section 5.2(a) shall also become payable in a Change in Control Covered Termination or at any time following the Change in Control Period, subject to the release requirements of Section 5.3, provided further that in no event will the payments described in this Section 5.2(c) result in duplicate payments or benefits to Executive under this Section 5.2. In addition to the payments described in Section 5.2(a), Executive will also be eligible to receive Executive’s Annual Bonus then in effect, pro-rated for the number of days in the calendar year in which the Change in Control Covered Termination occurs during which Executive was employed by the Company. Any amount payable pursuant to this Section 5.2(c) shall be payable in a lump-sum, less applicable withholdings, in the first payroll period immediately following the date the requirements of Section 5.3 are satisfied (such that the Release is effective and non-revocable in a timely manner). In the event that a Change in Control occurs and Executive is terminated without Cause within two years from the effective date thereof, any remaining Installment Payments shall be accelerated and payable within 30 days of the date of termination, and the Put Option shall become fully exercisable as of the date of termination, in each case to the extent provided under and subject to the terms of the APA and applicable governing documents.

(d)Equity Awards. If such Covered Termination is a Change in Control Covered Termination and subject to the release requirements of Section 5.3, each outstanding and unvested equity award held by Executive, including without limitation, each outstanding stock option, restricted stock unit and share of restricted stock, will automatically become vested, and if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon will lapse, in each case with respect to 100% of the shares underlying such outstanding equity awards as of the date of such Covered Termination; provided that any performance-based vesting criteria will be treated in accordance with the applicable award agreement or other applicable equity incentive plan governing the terms of such equity award. For the avoidance of doubt, any Installment Payments and Put Option rights described in the Prior Agreement shall remain governed by the APA or the operating agreement of Toucan, as applicable, and shall survive any termination of this Agreement to the extent provided therein.

(e)Qualifying Termination. Effective as of the Effect Date, any provision of any outstanding RSU, PSU, stock option or other equity award granted to Executive by the Company that references a Qualifying Termination (as such term is defined in the applicable award agreement or other applicable equity incentive plan governing the terms of such equity award) shall be deemed automatically amended and modified, without the necessity of any further action or documentation by the Company or Executive, to include a termination of Executive’s employment upon the expiration of the term of any employment agreement with the Company following the Company providing advance written notice to not renew the term of such employment agreement in accordance with the terms thereof (regardless of any time limit otherwise stated therein); provided that there does not exist grounds to terminate Executive’s employment for Cause at the time of such employment termination. For the avoidance of doubt, all such outstanding RSUs, PSUs, stock options and other equity awards shall be interpreted and administered in a manner consistent with this Agreement.

5.3    Release. Executive will not be eligible for the severance payment and benefits described in Section 5.2 unless (i) Executive has executed and delivered to the Company a general release of all claims that Executive may have against the Company (or its successor) or Persons affiliated with the Company (or its successor) in a form acceptable to the Company (the “Release”), and such Release becomes effective on or before the 60th day following the date of the Covered Termination and (ii) Executive has not revoked or breached the provisions of such Release or breached the provisions of Article VI. In the event that Executive does not execute and deliver such Release, such Release does not become effective and irrevocable within such period or Executive revokes or breaches the provisions of such Release or breaches the provisions of Article VI, Executive (A) will be deemed to have voluntarily resigned Executive’s employment hereunder without Good Reason and (B) will not be entitled to the payments or benefits described in Section 5.2, and may be required to repay such payment or benefits to the extent already provided by the Company to Executive. It is acknowledged and agreed that the Release will not include any post-employment non-competition or non-solicitation covenants that are more restrictive than those to which Executive was bound immediately prior to the Covered Termination, and that the Release will not include the waiver of any vested equity or ownership rights, it being understood that all equity and ownership rights (including any arising from the RSUs), Installment Payments and Put Option rights will be governed by the terms of the applicable governing documents.

5.4    Section 280G; Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution to Executive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will either be delivered in full or delivered as to such lesser extent as would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, after taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the date prior to the effective date of the applicable change in control, or such other Person as determined in good faith by the Company, will perform the foregoing calculations, and the Company will bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith determinations of the accounting firm made pursuant to this Section 5.4 will be final, binding and conclusive upon all parties. Any reduction in payments and/or benefits pursuant to the foregoing will occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards, if any; (iii) cancellation of accelerated vesting of other equity awards; and (iv) reduction of other benefits payable to Executive.

ARTICLE VI
COVENANTS

6.1    Outside Activities; Conflict of Interest. During Executive’s term of employment, Executive will not engage in any other employment, occupation or business enterprise without the prior written consent of the Board; provided that it is understood that Executive may serve as a member of the board of directors or managers of one for-profit company, with the prior written consent of the Board. Notwithstanding the foregoing, Executive may engage in civil and not-for-profit activities and/or maintain passive investments, in each case so long as such activities do not materially interfere with or conflict with the performance of Executive’s duties or the Company’s gaming licenses, as determined in the sole discretion of the Board. During the term of Executive’s employment hereunder, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware that involve the Company’s business or any competitive activity of the Company’s business, and, unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any such opportunities on Executive’s own behalf.

6.2    Non-Competition. During the term of Executive’s employment hereunder and for a period of two years following Executive’s termination of service for any reason (“Restricted Period”), Executive will not engage in any line of business engaged in or planned to be engaged in by the Company or any of its Affiliates (“Business”), or in a business that is competitive with the Business or any portion thereof of any other related or ancillary businesses that the Company or its Affiliates participate in (or plan to participate in), within the Territory; provided, however, that Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any such corporation do not in the aggregate constitute more than 1% of the voting stock of such corporation. For purposes of this Section, “engage in” as applied to Executive shall include: (a) performing or participating in any activities which are the same as, or substantially similar to, activities which Executive performed or in which Executive participated, in whole or in part, for or on behalf of the Company or any of its Affiliates; (b) performing activities or services about which Executive obtained Proprietary Information, as defined below, as a result of Executive’s association with the Company or any of its Affiliates; and/or (c) interfering with or negatively impacting the business relationship between the Company and a Customer, Prospective Customer, or any other third party about whom Executive obtained Proprietary Information as a result of Executive’s association with the Company or any of its Affiliates.

(a) Territory (in the state of Louisiana). For purposes of this Agreement, “Territory” means within each of the following discrete, severable, geographic areas within Louisiana:

the parishes of Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, Winn.

(b) Territory (outside the state of Louisiana). Beyond the geographic areas of Louisiana, “Territory” also means Nebraska, Nevada, Illinois, Georgia, Montana, Wyoming, Iowa, North Carolina, Pennsylvania, Missouri, and any other State in the United States in which the Company or any of its Affiliates operate or plan to operate, in any line of business engaged in or planned to be engaged in by the Company or any of its Affiliates.

(c) Good Faith Estimate. Because the Company will provide Executive with access to the Company’s Proprietary Information (as such term is defined below in Section 6.5) and valuable information concerning employees, Customers (as such term is defined below in Section 6.3(a)), and Prospective Customers (as such term is defined below in Section 6.3(b)) of the Company, and because the Company considers promotions and transfers, and contemplates expansion to new geographic areas, the parties hereto acknowledge and agree that the Territory described above: (i) represents a good faith estimate of the geographic areas that may be applicable at the time of termination of Executive’s employment; (ii) shall be construed ultimately to cover only so much of such estimate as relates to the geographic areas actually involved within a reasonable period of time prior to Executive’s termination; and (iii) is drafted in such a way that a court may modify the definition and grant only the relief reasonably necessary to protect such legitimate business interests.

6.3    Non-Solicitation.

(a) Customers. During the Term and for the duration of the Restricted Period, Executive shall not, directly or indirectly, solicit any Customer of the Company or any of its Affiliates within the Territory for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this Section shall apply only to those Customers within the Territory (i) with whom or which Executive dealt on behalf of the Company or any of its Affiliates, (ii) whose dealings with the Company or any of its Affiliates were coordinated or supervised by Executive, (iii) about whom Executive obtained Proprietary Information in the ordinary course of business as a result of Executive’s association with the Company or any of its Affiliates, or (iv) who received products or services authorized by the Company or any of its Affiliates, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within the Restricted Period. For purposes of this Agreement, “Customer” means any person or entity to which the Company or any of its Affiliates has sold its products or services.

(b) Prospective Customers. During the Term and for the duration of the Restricted Period, Executive shall not, directly or indirectly, solicit any potential or prospective Customer (“Prospective Customer”) of the Company or any of its Affiliates within the Territory for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this Section shall apply only to those Prospective Customers within the Territory (i) with whom or which Executive dealt on behalf of the Company or any of its Affiliates, (ii) whose dealings with the Company or any of its Affiliates were coordinated or supervised by Executive, or (iii) about whom Executive obtained Proprietary Information in the ordinary course of business as a result of Executive’s association with the Company or any of its Affiliates.

(c) Employees. During the Term and for the duration of the Restricted Period, Executive shall not, directly or indirectly, solicit, recruit, or induce any employee to (i) terminate his or her employment relationship with the Company or any of its Affiliates, or (ii) work for any other person or entity engaged in the Business. For the avoidance of doubt, the foregoing restriction shall also include prohibiting Executive from disclosing to any third party the names, background information, or qualifications of any employee, or otherwise identifying any employee as a potential candidate for employment. The restrictions set forth in this Section shall apply only to employees (x) with whom Executive had Material Interaction (as such term is defined below), or (y) Executive, directly or indirectly, supervised; provided, however, that a general advertisement to which an employee of the Company responds shall not on its own result in a breach of this Section 6.3. For purposes of this Section, “Material Interaction” means any interaction with an employee that relates directly or indirectly to the performance of Executive’s duties or the employee’s duties for the Company or any of its Affiliates.

(d) Acquisition Targets. During the Term and for the duration of the Restricted Period, unless approved by the Company, Executive shall not, (i) directly or indirectly acquire or attempt to acquire any business which the Company or its Affiliates have identified as a potential acquisition target or (ii) take any action to induce or attempt to induce any business which the Company has identified as a potential acquisition target to consummate any acquisition, investment or other similar transaction with any Person other than the Company or its Affiliates.

6.4    Reformation. If, at the time of enforcement of this Article VI, a court holds that the restrictions stated in this Article VI are unreasonable under circumstances then existing, the parties hereto agree that the court may reduce such restrictions to the maximum period, scope, or geographical area reasonable under such circumstances.

6.5    Confidential and Proprietary Information. Except as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties hereunder, Executive shall, during the term of Executive’s employment and following Executive’s termination of service for any reason, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company or any of its Affiliates, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Executive’s obligation to maintain and not use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other Person, any Proprietary Information after Executive’s termination of service will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency or regulatory authority, including the Securities and Exchange Commission, Department of Justice, Department of Labor, Equal Employment Opportunity Commission, Congress, any inspector general, and any other governmental agency or commission or regulatory authority (collectively, “Governmental Agencies”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any Governmental Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency relating to a possible violation of law; (iv) reporting any good faith allegations of unlawful employment practices or criminal conduct to any Government Agency; (v) making any truthful statements or disclosures required by law, regulation or legal process; (vi) requesting or receiving confidential legal advice; or (vii) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in the previous sentence, or to notify the Company that Executive has engaged in any such conduct. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government a official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.

6.6    Work Product. Executive acknowledges and agrees that any copyrightable works prepared by Executive within the scope of Executive’s employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Executive further agrees that all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets (“inventions”) made, created, conceived or first reduced to practice during the period of Executive’s employment, whether or not in the course of Executive’s employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (a) are developed using equipment, supplies, facilities or trade secrets of the Company; (b) result from work performed by Executive for the Company; or (c) relate to the Company’s business or actual or demonstrably anticipated research or development, will be the sole and exclusive property of the Company, and Executive hereby agrees to assign and hereby assigns to the Company all such inventions. Executive shall execute any and all documents and shall provide such assistance necessary either to evidence or register the assignment of these rights. This Agreement shall not include assignment of an invention that fully qualifies as Executive’s invention under the provisions of the Illinois Compiled Statutes Chapter 765, § 1060/2, the text of which is attached to this Agreement as Exhibit A.

6.7    Cooperation. Executive agrees to reasonably cooperate with the Company during the term of Executive’s employment hereunder and thereafter, at the Company’s sole expense relating to any travel or other out-of-pocket expenses incurred, in connection with any governmental, regulatory, commercial, private or other investigations, arbitrations, litigations or similar matters that may arise during the term of Executive’s employment hereunder, or in any way relate to events that occurred during term of Executive’s employment hereunder, until such investigations, arbitrations, litigations or similar matters are completely resolved.

6.8    Remedies. In the event of the breach or threatened breach by Executive of any of the provisions of this Article VI, the Company may suffer irreparable harm for which monetary damages may be an inadequate remedy. Accordingly, in addition and supplementary to any other rights and remedies available to the Company, the Company shall be entitled to seek specific performance and/or temporary, preliminary, and permanent injunctive or other equitable relief from a court of competent jurisdiction to enforce or prevent any violations of the provisions of this Article VI, without the necessity of posting a bond or other security, to the fullest extent permitted by applicable law. For the avoidance of doubt, the arbitration provision set forth in Section 7.8 shall not apply to any request, claim, or action by the Company for specific performance, injunctive relief, or other equitable relief under this Section 6.8, and the Company may pursue such relief in a court of competent jurisdiction.

6.9    Illinois Freedom to Work Act; Adequate Consideration. Executive acknowledges and agrees that the covenants set forth in this Article VI are ancillary to this Agreement and Executive’s employment relationship with the Company, and are reasonably necessary to protect the Company’s and its Affiliates’ legitimate business interests, including without limitation its Proprietary Information, trade secrets, customer and supplier relationships, goodwill, confidential business strategies, pricing information, acquisition opportunities, employee relationships and investments in Executive’s role and responsibilities. Executive further acknowledges and agrees that Executive’s actual or expected annualized earnings exceed the applicable earnings thresholds under the Illinois Freedom to Work Act for the covenants set forth in this Article VI. Executive acknowledges and agrees that the compensation, benefits, rights and opportunities provided to Executive under Article III, Section 4.3 of Article IV, and Article V of this Agreement, including without limitation Executive’s base salary, annual bonus opportunity, equity or equity-based compensation opportunity, employee benefits, expense reimbursement rights, severance rights and other financial and professional benefits provided under this Agreement, constitute adequate consideration for the covenants set forth in this Article VI within the meaning of the Illinois Freedom to Work Act. Executive further acknowledges and agrees that such consideration is separate from, and in addition to, Executive’s employment or continued employment with the Company, and is adequate by itself, or together with Executive’s employment or continued employment, to support Executive’s obligations under this Article VI.

6.10    Review Period. The Company hereby advises Executive to consult with an attorney of Executive’s choice before entering into this Agreement. In signing below, Executive agrees and acknowledges that Executive has been advised by the Company to consult with an attorney of Executive’s choice before entering into this Agreement, and that Executive had at least fourteen (14) days to review this Agreement prior to being required to sign it and agree to its terms, including the terms of the non-competition and non-solicitation covenants set forth in Sections 6.2 and 6.3.
ARTICLE VII
GENERAL PROVISIONS

7.1    Indemnification. The Company shall indemnify and hold harmless Executive, to the maximum extent permitted by applicable law, against all costs, charges, expenses, claims and judgments incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of being, or agreeing to be, an officer, director or employee of the Company or any subsidiary or affiliate of the Company. The Company shall provide directors and officers insurance for Executive in reasonable amounts. The Board shall determine, in its sole discretion, the availability of insurance upon reasonable terms and the amount of such insurance coverage.
7.2    Tax Matters.
(a)Section 409A. It is intended that any right to receive installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments for purposes of

Section 409A of the Code. It is further intended that all payments and benefits hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and are otherwise exempt from or comply with Section 409A of the Code. Accordingly, to the maximum extent permitted, this Agreement will be interpreted in accordance with such intent. To the extent necessary to comply with Section 409A of the Code, if the designated payment period for any payment under this Agreement begins in one taxable year and ends in the next taxable year, the payment will commence or otherwise be made in the later taxable year. For purposes of Section 409A of the Code, if the Company determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s separation from service, then to the extent delayed commencement of any portion of the payments or benefits to which Executive is entitled pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion will not be provided until the earlier (i) the expiration of the six-month period measured from Executive’s separation from service or (ii) the date of Executive’s death. As soon as administratively practicable following the expiration of the applicable Section 409A(2)(B)(i) period, all payments deferred pursuant to the preceding sentence will be paid in a lump-sum to Executive and any remaining payments due pursuant to this Agreement will be paid as otherwise provided herein.

(b)Expense Reimbursement. To the extent that any reimbursements payable to Executive pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursement will be paid to Executive no later than December 31st of the year following the year in which such expense was incurred. The amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(c)Withholding. All amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.

7.3    At-Will Employment. Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate Executive’s employment or service at any time for any or no reason, with or without cause.

7.4    Compensation Recoupment. All incentive and equity awards and amounts payable to Executive pursuant to this Agreement shall be subject to recoupment pursuant to any compensation recoupment policy that is applicable generally to executive officers of the Company and in effect from time to time, and all applicable laws, rules and regulations of the stock exchanges and public market on which the securities of the Company are traded.

7.5    Notice. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first-class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll.

7.6    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid or unenforceable provisions had never been contained herein. With respect to Sections 6.2 and 6.3 above, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth therein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and Sections 6.2 and 6.3 shall thereby be reformed.

7.7    Choice of Law. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by the law of the State of Illinois without regard to the conflicts of law provisions.

7.8    Dispute Resolution; Arbitration.

(a) General. Except for any request, claim, or action by the Company for specific performance, injunctive relief, or other equitable relief pursuant to Section 6.8, and unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation will be resolved solely and exclusively by final and binding arbitration in Cook County, Illinois through Judicial Arbitration and Mediation Services/Endispute (“JAMS”), before a single neutral arbitrator, in accordance with the JAMS Employment Arbitration Rules & Procedures then in effect. This applies equally to the Company and Executive and reflects the parties’ mutual, actual, knowing, and bargained-for consideration, including the Company’s agreement to arbitrate claims, Executive’s agreement to arbitrate claims, and the compensation, benefits, rights, and other consideration provided to Executive under this Agreement.

(b) Truthful Statements. Nothing in this Section is intended to prevent Executive from making truthful statements or disclosures about alleged unlawful employment practices, reporting good-faith allegations of unlawful employment practices or criminal conduct to any appropriate federal, state, or local governmental agency or official, participating in or cooperating with any governmental investigation or proceeding, making truthful statements or disclosures required by law, regulation, subpoena, or other legal process, or requesting or receiving confidential legal advice.

(c) No Waiver. Nothing in this Section waives, limits, or diminishes any substantive right, statutory right, remedy, defense, burden of proof, or right to recover attorneys’ fees, costs, or damages that would otherwise be available to either Party in a court of competent jurisdiction.

(d) Arbitrator’s Decision. The arbitrator shall have authority to award all relief that would be available in a court of competent jurisdiction. The arbitrator will issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitrator’s decision may be enforced in any court of competent jurisdiction.

(e) Unlawful Arbitration. Nothing in this Section shall require arbitration of any claim to the extent such arbitration is prohibited by the Illinois Workplace Transparency Act or other applicable law.

(f) Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration.

7.9    Entire Agreement.

(a) As Applicable to Toucan. Toucan joins in this Agreement solely for the limited purpose of acknowledging and agreeing that, as between Toucan and Executive, this Agreement supersedes and replaces the Prior Agreement in its entirety as of the Effective Date. Toucan further acknowledges and agrees that, from and after the Effective Date, the Prior Agreement shall be of no further force or effect, and neither Toucan nor Executive shall have any further rights, duties, claims, or obligations under the Prior Agreement.

(b) Supersession of Prior Agreement; The Company. This Agreement (and, as referenced herein, the LTIP and any applicable RSU and PSU grant and award, and except for rights relating to Installment Payments and Put Option rights under the APA and applicable governing documents of Toucan, which shall remain governed by the applicable agreements) constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof, and supersedes all prior or contemporaneous offers, negotiations and agreements, whether written or oral, relating to such subject matter, including the Prior Agreement; provided, however, that in the event that Executive is subject to any other restrictive covenants with respect to the Company or its Affiliates (including with respect to confidentiality or non-disclosure, non-competition, non-solicitation, or intellectual property), the restrictive covenants contained in this Agreement shall complement and be in addition to, and not supersede or be in lieu of, such other restrictive covenants (which shall remain in full force and effect in accordance with the terms thereof). This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein and, subject to Section 7.6, may not be modified or amended except in a writing signed by an officer of the Company and Executive.

7.10    Survival. The rights and obligations of the parties hereto under Sections 6.5, 6.7, 6.8, 7.4, 7.7, 7.8, and any other provision of this Agreement that by its terms or nature is intended to survive, shall survive the expiration or termination of this Agreement and the termination of Executive’s employment, regardless of the reason for such expiration or termination. Such surviving provisions shall remain in full force and effect in accordance with their respective terms.

7.11    Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended, restated or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

(Signature Page Follows)

In Witness Whereof, the parties have executed this Agreement as of the date first written above.

ACCEL ENTERTAINMENT, INC.

By:    /s/ Scott Levin
Name: Scott Levin
Title:     Chief Legal Officer and Corporate Secretary

ACCEPTED AND AGREED:

By:/s/ Stan Guidroz
Stan Guidroz

ACKNOWLEDGED AND AGREED SOLELY FOR PURPOSES OF SECTION 7.9(a):
TOUCAN GAMING, LLC

By: /s/ Andrew H. Rubenstein
Name: Andrew H. Rubenstein
Title: Manager

EXHIBIT A

ILLINOIS COMPILED STATUTES CHAPTER 765 SECTION 1060/2
INVENTION ON OWN TIME - EXEMPTION FROM AGREEMENT

“(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.

(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.”